SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
         13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                               (Amendment No. 1)*







                          PetroHawk Energy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    716495106
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)

      [X]  Rule 13d-1(c)

      [_]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

                Tudor Investment Corporation
           ---------------------------------------------------------------------
                22-2514825
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

                Paul Tudor Jones, II
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

                James J. Pallotta
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    USA
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     IN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

                Tudor Proprietary Trading, L.L.C.
           ---------------------------------------------------------------------
                13-3720063
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     OO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

           The Tudor BVI Global Portfolio L.P. (f/k/a The Tudor BVI Global Portfolio Ltd.)
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

           The Raptor Global Portfolio Ltd.
           ---------------------------------------------------------------------

           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Cayman Islands
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     CO
                                                        ------------------------
--------------------------------------------------------------------------------

CUSIP No. 716495106
          -------------------

--------------------------------------------------------------------------------

     1)    Names of Reporting Person
           S.S. or I.R.S. Identification No. of Above Person

           The Altar Rock Fund L.P.
           ---------------------------------------------------------------------
           06-1558414
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------

     2)    Check the Appropriate Box if a Member of a Group (See Instructions)
           (a)
               -----------------------------------------------------------------
           (b)    X
               -----------------------------------------------------------------
--------------------------------------------------------------------------------

     3)    SEC Use Only
                           -----------------------------------------------------
--------------------------------------------------------------------------------

     4)    Citizenship or Place of Organization    Delaware
                                                --------------------------------
--------------------------------------------------------------------------------
                   (5)   Sole Voting Power                    0
                                            ------------------------------------
Number of Shares   -------------------------------------------------------------
Beneficially       (6)   Shared Voting Power                  0
Owned by Each                                 ----------------------------------
Reporting Person   -------------------------------------------------------------
With               (7)   Sole Dispositive Power               0
                                                 -------------------------------
                   -------------------------------------------------------------
                   (8)   Shared Dispositive Power             0
                                                   -----------------------------
--------------------------------------------------------------------------------
                    9)   Aggregate Amount Beneficially Owned by Each
                         Reporting Person                               0
                                                           ---------------------
--------------------------------------------------------------------------------
    10)    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)
                              --------------------------------------------------
--------------------------------------------------------------------------------

    11)    Percent of Class Represented by Amount in Row 9          0.0%
                                                             -------------------
--------------------------------------------------------------------------------

    12)    Type of Reporting Person (See Instructions)     PN
                                                        ------------------------
--------------------------------------------------------------------------------

Item 1(a).  Name of Issuer:

            PetroHawk Energy Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1100 Louisiana, Suite 4400,
            Houston, TX  77002

Item 2(a).  Name of Person Filing:

            Tudor Investment Corporation ("TIC")
            Paul Tudor Jones, II
            James J. Pallotta
            Tudor Proprietary Trading, L.L.C. ("TPT")
            The Tudor BVI  Global  Portfolio  L.P.  (f/k/a  The Tudor BVI Global
              Portfolio Ltd.) ("BVI Portfolio")
            The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
            The Altar Rock Fund L.P. ("Altar Rock")

Item 2(b).  Address of Principal Business Office or, if none, Residence:

            The principal business office of each of TIC and TPT is:

                        1275 King Street
                        Greenwich, CT 06831

            The principal business office of Mr. Jones and Altar Rock is:

                        c/o Tudor Investment Corporation
                        1275 King Street
                        Greenwich, CT 06831

            The principal business office of Mr. Pallotta is:

                        c/o Tudor Investment Corporation
                        50 Rowes Wharf, 6th Floor
                        Boston, MA 02110

            The principal business office of each of BVI Portfolio and Raptor Portfolio is:

                        c/o CITCO
                        Kaya Flamboyan 9
                        P.O. Box 4774
                        Curacao, Netherlands Antilles

Item 2(c).  Citizenship:

            TIC is a Delaware corporation.
            Messrs. Jones and Pallotta are citizens of the United States.
            TPT is a Delaware limited liability company.
            BVI Portfolio is a limited partnership and Raptor Portfolio is a company, each organized under the laws of the Cayman Islands.
            Altar Rock is a Delaware limited partnership.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001

Item 2(e).  CUSIP Number:

            716495106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (a) [ ] Broker or Dealer registered under section 15 of the Act
         (b) [ ] Bank as defined in section 3(a)(6) of the Act
         (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
         (d) [ ] Investment Company registered under section 8 of the Investment Company Act
         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
         (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] Parent Holding Company, in accordance with section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
         (h) [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (As of December 31, 2007).

         (a)   Amount Beneficially Owned: See Item 9 of cover pages

         (b)   Percent of Class: See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                                               See Item 5 of cover pages
                                            ------------------------------------

               (ii)  shared power to vote or to direct the vote
                                               See Item 6 of cover pages
                                            ------------------------------------

               (iii) sole power to dispose or to direct the disposition of
                                               See Item 7 of cover pages
                                            ------------------------------------

               (iv)  shared power to dispose or to direct the disposition of
                                               See Item 8 of cover pages
                                            ------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
           Security Being Reported on By the Parent Holding Company.

            Not applicable

Item 8.  Identification and Classification of Members of the Group.

            See cover pages

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Dated:     February 13, 2008


                             TUDOR INVESTMENT CORPORATION


                             By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel




                                 /s/ Paul Tudor Jones, II
                             ---------------------------------------------------
                                 Paul Tudor Jones, II



                                 /s/ James J. Pallotta
                             ---------------------------------------------------
                                 James J. Pallotta


                             TUDOR PROPRIETARY TRADING, L.L.C.


                             By:     /s/ Stephen N. Waldman
                                 -----------------------------------------------
                                 Stephen N. Waldman
                                 Managing Director and Associate General Counsel


                             THE TUDOR BVI GLOBAL PORTFOLIO L.P.

                             By:  Tudor BVI GP Ltd.
                             Its: General Partner

                             By:  Tudor Investment Corporation,
                                  Trading Advisor

                                By:      /s/ Stephen N. Waldman
                                     -------------------------------------------
                                     Stephen N. Waldman
                                     Managing Director and Associate General
                                       Counsel

                             THE RAPTOR GLOBAL PORTFOLIO LTD.

                             By: Tudor Investment Corporation,
                                 Investment Adviser


                                 By:    /s/ Stephen N. Waldman
                                     -------------------------------------------
                                     Stephen N. Waldman
                                     Managing Director and Associate General
                                       Counsel


                             THE ALTAR ROCK FUND L.P.

                             By: Tudor Investment Corporation,
                                 General Partner


                                 By:    /s/ Stephen N. Waldman
                                     -------------------------------------------
                                     Stephen N. Waldman
                                     Managing Director and Associate General
                                       Counsel